As filed with the Securities and Exchange Commission on July 13, 2011

REGISTRATION NO. 333-171570
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Pre-Effective Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	20-2932652

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11220 Elm Lane, Suite 203
Charlotte, NC  28277
(704) 366-5122
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officers)

Michael D. Pruitt
Chief Executive Officer
11220 Elm Lane, Suite 203
Charlotte, NC  28277
(704) 366-5122
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joel D. Mayersohn, Esq.
Clint J. Gage, Esq.
Roetzel & Andress
350 East Las Olas Blvd., Ste. 1150
Fort Lauderdale, FL 33301
(954) 462-4150

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXPLANATORY NOTE – This Pre-Effective Amendment No. 3 to Registration Statement on S-1/A has been filed to: (i) include Exhibit 23.2 Consent of Roetzel & Andress in the exhibit table set forth in Item 16 Exhibits and Financial Statement Schedules; and (ii) to file Exhibit 5.1 Legal Opinion of Roetzel & Andress.  All other parts of the Registration Statement remain unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock and warrants.

SEC Registration Fee	$1,789
FINRA filing fee	$400
Printing and Mailing Expenses	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$40,000
Other	$1,811
Total	$50,000

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our bylaws provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the three months ended March 31, 2008, the Company sold 285,714 shares of its common stock for $200,000 in cash, pursuant to its   Form 1-E offering. All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

The Company sold 80,032 shares of its common stock for $560,200 in cash, pursuant to its   Form 1-E offering during the three months ended June 30, 2008.  All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

The Company sold 3,500 shares of its common stock for $24,500 in cash, pursuant to its   Form 1-E offering during the three months ended September 30, 2008. In August 2008, after the Company ceased being a BDC, the Company issued 1,150 shares for professional services. All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended September 30, 2009, the Company sold 38,535 shares of its common stock for net proceeds of $76,578 pursuant to a Reg S offering.

During the three months ended December 31, 2009, the Company issued 261,465 shares of its common stock valued at $2.05 per share based on the trading price on the issuance date, October 29, 2009, to DineOut for 4,000,000 shares of DineOut common stock.  DineOut is a wholly owned subsidiary at December 31, 2009 and the value of these shares of $536,003 is included in treasury stock at December 31, 2009 upon consolidation.

During the three months ended June 30, 2010, the Company issued 16,797 shares of its common stock to a related party in exchange for $58,790 in loans previously made to the Company.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended September 30, 2010, the Company issued 3,500 shares of its common stock to a consultant in exchange for a one year consulting agreement valued at $10,000.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

In December 2010, the Company issued 4,286 shares of its common stock to a consultant in exchange for a six-month consulting agreement valued at $15,000.   The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended March 31, 2011, the Company issued 412,286 shares of its common upon the conversion of convertible notes with a principal balance of $711,500 and accrued interest of $10,000.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
3.1(i)	Articles of Incorporation (3)
3.1(ii)	Certificate of Amendment (4)
3.2	Bylaws (3)
4.1	Form of Warrant underlying the Rights (2)
4.2	Form of Subscription Rights Certificate (2)
5.1	Legal opinion of Roetzel & Andress (1)
21	List of significant subsidiaries of the Company (2)
23.1	Consent of Creason & Associates, P.L.L.C., Independent Registered Public Accounting Firm (2)
23.2	Consent of Roetzel & Andress (included in Exhibit 5.1) (1)

(1)	Filed herewith.
(2)	Previously filed.
(3)	Incorporated by reference to Registration on Form 10-SB filed on February 15, 2000.
(4)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed on March 18, 2011.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.            That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

            3.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

4.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

5.            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

6.            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)              any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii)             any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

iii)            the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)            any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

7.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8.            To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 13, 2011.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Michael D. Pruitt	Chairman of the Board of Directors, CEO, and CFO	July 13, 2011
Michael D. Pruitt	(Principal Executive Officer, Principal Financial Officer, & Principal Accounting Officer)

/s/ Michael Carroll	Director	July 13, 2011
Michael Carroll

/s/ Brian Corbman	Director	July 13, 2011
Brian Corbman

/s/ Paul I. Moskowitz	Director	July 13, 2011
Paul I. Moskowitz

/s/ Keith Johnson	Director	July 13, 2011
Keith Johnson

EXHIBIT INDEX

Exhibit	Description of Exhibit

5.1	Legal opinion of Roetzel & Andress